Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                                                    TEL: (617) 995-2500    FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Reports Second Quarter Fiscal Year 2006 Financial Results

- Company Provides Business Update -

CAMBRIDGE, MA, February 2, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three- and six-month periods ended December 31, 2005 - the second quarter and first half, respectively, of the Company’s 2006 fiscal year.

For the three-month period ended December 31, 2005, the Company reported a net loss of $3.5 million, or $0.09 per basic and diluted share, compared to a net loss of $2.2 million, or $0.05 per basic and diluted share, for the same period last year. The net loss for the three-month period ended December 31, 2005 includes $0.6 million of stock compensation expense, equal to approximately $0.02 per share, from the Company’s adoption of SFAS 123(R), Share-Based Payments, on July 1, 2005. SFAS 123(R) requires the Company to record stock compensation expense based on the fair value of options granted to employees. For the six-month period ended December 31, 2005, the Company reported a net loss of $8.2 million, or $0.20 per basic and diluted share, compared to a net loss of $4.7 million, or $0.11 per basic and diluted share, for the same period last year. The net loss for the six-month period ended December 31, 2005 includes $1.2 million of stock compensation expense, equal to approximately $0.03 per share, due to the Company’s adoption of SFAS 123(R), Share-Based Payments, on July 1, 2005.

Revenues for the three-month period ended December 31, 2005 were $6.6 million, compared to $9.0 million for the same period last year. The second quarter 2006 revenues include $5.2 million of research and development support fees, compared to $4.4 million for the same period last year, and $1.3 million of license and milestone fees, compared to $1.0 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to the Company’s discovery, research, and commercialization collaboration with the sanofi-aventis Group and, to a lesser extent, funding earned under the Company’s development and license agreements with certain of its other collaborative partners. The second quarter 2006 revenues include $0.1 million of clinical material reimbursement, compared to $3.6 million for the same period last year.

ImmunoGen manufactures clinical materials on behalf of its collaborators and earns clinical material reimbursement revenue with the supply of these materials to the collaborators. The clinical material reimbursement revenue for the three-month period ended December 31, 2005 reflects that the Company did not provide batches to its collaborators at the level of the prior year for reasons related to the amount of materials needed to support collaborator programs.

Revenues for the six-month period ended December 31, 2005 were $14.4 million, compared to $18.1 million for the same period last year. The first half fiscal 2006 revenues include $10.9 million of research and development support fees as compared to $9.0 million for the same period last year. Of the $10.9 million, $1.1 million represents funding related to research and development performed during the Company’s 2005 fiscal year under the sanofi-aventis Group collaboration, but recognized in fiscal 2006. Also included in the first half fiscal 2006 revenues were $2.5 million of license and milestone fees and $0.9 million of clinical materials reimbursement, compared to $2.6 million and $6.5 million, respectively, for the same period last year. The research and development support fees primarily represent funding earned pursuant to the Company’s collaboration with the sanofi-aventis Group and, to a lesser extent, funding earned under the Company’s development and license agreements with certain of its other collaborative partners. The clinical material reimbursement revenue for the six-month period ended December 31, 2005 reflects that the Company did not provide batches to its collaborators at the level of the prior year for reasons related to the amount of materials needed to support collaborator programs.

Operating expenses for the three-month period ended December 31, 2005 were $11.2 million, compared to $11.7 million for the same period last year. The second quarter 2006 operating expenses include research and development expenses of $8.8 million, compared to $6.4 million for the same period last year. This increase is primarily the result of higher compensation costs due to an increase in personnel supporting the advancement of ImmunoGen’s and collaborators’ product candidates and to the effects of the adoption of SFAS 123(R). Also contributing to the increase was an incremental $0.7 million related to materials for use in the Company’s clinical trials. The cost of clinical material reimbursed was $0.1 million in the second quarter 2006 as compared with $3.0 million for the same period last year. The second quarter 2006 operating expenses also include general and administrative expenses of $2.3 million - comparable to the same period last year.

Operating expenses for the six-month period ended December 31, 2005 were $24.4 million, compared to $23.5 million for the same period last year. The first half fiscal 2006 operating expenses include research and development expenses of $18.3 million, compared to $14.0 million for the same period last year. The increase in research and development expenses is primarily the result of higher compensation costs due to an increase in personnel supporting the advancement of product candidates and to the effects of the adoption of SFAS 123(R). Also contributing to the increase was the effect of less manufacturing overhead being charged to collaborators due to reduced clinical material being produced for our collaborators. The cost of clinical material reimbursed was $1.0 million in the first half fiscal 2006 as compared with $5.5 million for the same period last year. The first half 2006 operating expenses also include general and administrative expenses of $5.1 million as compared to $3.9 million for the same period last year. The increase in general and administrative expenses is primarily the result of higher compensation costs due to the adoption of SFAS 123 (R) and more personnel and to increased patent expenses.

Other income, primarily consisting of interest income, was $1.1 million in the three-month period ended December 31, 2005, compared to $0.4 million for the same period last year, and was $1.8 million in the six-month period ended December 31, 2005, compared to $0.8 million for the same period last year. The increased interest income in both the second quarter and first half fiscal 2006 was attributable to higher rates of return on investments compared with the same periods last year. During the three-month period ended December 31, 2005, the Company also recorded as other income $365,000 associated with the assumption of a clinical trial from a former partner.

ImmunoGen had approximately $85.0 million in cash and marketable securities as of December 31, 2005, compared with $90.6 million as of June 30, 2005, with no outstanding debt in either period. During the first half of fiscal 2006, cash used in operations was $4.6 million, compared to $43,000 during the same period last year. Cash used in operations is primarily to fund the net loss, and the greater use of funds in the first half fiscal 2006 was principally due to the increased net loss compared to the same period last year without benefit of the reduction in working capital that occurred during the same period last year.

Mitchel Sayare, Chairman and CEO commented, “In the past three months, we reported encouraging initial data from a Phase I trial evaluating our huN901-DM1 compound in CD56-expressing solid tumors, took over responsibility for this study from a former partner, and significantly increased the number of clinical centers participating in our two other huN901-DM1 trials. At the same time, we made significant progress in the Phase I trial underway with our huC242-DM4 product candidate and are very pleased with the rate of patient enrollment in this study. During this same period, Genentech filed an Investigational New Drug, or IND, application for its TAP compound, trastuzumab-DM1, and ImmunoGen earned a $2 million milestone payment when this IND recently became effective.”

ImmunoGen’s TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. The Company develops its own products using its TAP technology and selectively outlicenses its technology to other companies for use with their proprietary antibodies.

Company Update

ImmunoGen is aggressively developing its wholly-owned compounds, and has four clinical trials underway with its TAP compounds huN901-DM1 and huC242-DM4.

HuN901-DM1
HuN901-DM1 targets the CD56 antigen found on small-cell lung cancers (SCLC), other cancers of neuroendocrine origin, and certain hematological malignancies including many cases of multiple myeloma. ImmunoGen now is conducting three clinical trials with huN901-DM1.

Phase I Trial in CD56-Expressing Solid Tumors- This trial evaluates huN901-DM1 when administered daily for three consecutive days in a 21-day cycle to patients with CD56-expressing solid tumors, such as SCLC. ImmunoGen reported initial data from this study at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in November 2005. Key findings include:
•
Dose levels ranging from 4 to 36 mg/m2/day (12 to 108 mg/m2 over three days) have been evaluated without establishment of the maximum tolerated dose. Evaluation of 48 mg/m2/day was underway at the time of the Conference.

•
A sustained complete remission was reported in one of the three patients treated at the 36 mg/m2/day dose level. This patient had been diagnosed with Merkel cell cancer in late 2003, undergone surgery, radiation therapy, and chemotherapy, and had a reappearance of her cancer by late 2004. After commencing treatment with huN901-DM1, she had been in remission for 15 weeks at the time of the Conference.

•
Five other patients had stable disease lasting 6 to 18 weeks. Response information was available for twenty-one patients at the time of the Conference, inclusive of patients receiving the lowest dose levels evaluated.

In December 2005, ImmunoGen gained control of this study from former partner Vernalis plc., and patient enrollment is ongoing at clinical centers in both the United States and United Kingdom.

Phase I/II Trial in SCLC- Patients are being enrolled in the Phase II leg of this study, which evaluates huN901-DM1 in patients with relapsed or refractory SCLC. In this study, the compound is administered weekly for four weeks in a six-week cycle. ImmunoGen took control of this study from Vernalis in July 2004 and reported initial Phase II findings at the annual meeting of the American Society of Clinical Oncology (ASCO) in May 2005. Objective evidence of anticancer activity was reported among the initial patients treated, triggering expansion of this study to include more patients. Over the past six months, ImmunoGen has substantially increased the number of clinical centers participating in this study, resulting in a significant increase in the rate of patient enrollment.

Phase I Trial in Multiple Myeloma- In September 2005, ImmunoGen initiated a Phase I trial evaluating huN901-DM1 in the treatment of multiple myeloma. In the past three months, ImmunoGen has expanded the number of clinical centers participating in this study.

While huN901-DM1 is given as a single agent in all of the studies now underway, SCLC is commonly treated with a combination of agents. At the AACR-NCI-EORTC conference in November, ImmunoGen scientists reported preclinical data that showed that use of huN901-DM1 in combination with current treatments for SCLC markedly enhanced the activity of these agents against human SCLC tumors without a significant increase in toxicity.

HuC242-DM4

HuC242-DM4 targets the CanAg antigen found on colorectal, pancreatic, and other gastrointestinal cancers as well as on many non-small-cell lung cancers. HuC242-DM4 is currently being evaluated in patients with refractory, CanAg-expressing cancers in a dose-escalation Phase I study. Patient enrollment is proceeding well.

Data from preclinical huC242-DM4 pharmacokinetic and biodistribution studies were reported at the AACR-NCI-EORTC conference in November. The studies provide further support that the compound’s antibody-drug linkage is stable while huC242-DM4 is circulating in the bloodstream, that the compound successfully accumulates at the tumor site, and that the level of huC242-DM4 in the tumor remains higher than its level in the blood for an extended period of time.

Additional preclinical data on huC242-DM4 has been accepted for presentation at the annual meeting of the American Association for Cancer Research (AACR), which will be held April 1 - 5, 2006 in Washington, DC.

Update on ImmunoGen Collaborations

On January 31, 2006, ImmunoGen announced that the Company had been informed by Genentech that the trastuzumab-DM1 IND application submitted by Genentech to the US FDA has become effective. This event triggers a $2 million milestone payment to ImmunoGen. Trastuzumab-DM1 comprises ImmunoGen’s DM1 linked to Genentech’s therapeutic antibody, trastuzumab. Trastuzumab targets overexpression of the HER2 protein, which is associated with approximately 20 percent of all breast cancers.

Trastuzumab-DM1 is the first TAP compound that uses ImmunoGen's TAP technology in conjunction with a therapeutic antibody that has demonstrated significant anticancer activity when administered as a naked antibody. The compound was developed under a 2000 agreement that gave Genentech an exclusive license to use ImmunoGen’s maytansinoid TAP technology with therapeutic antibodies to HER2, including trastuzumab. This agreement entitles ImmunoGen to receive milestone payments upon achievement of the events defined in that agreement, and also to receive royalties on the sales of any products that use ImmunoGen’s maytansinoid TAP technology. Genentech is responsible for product development, manufacturing, and commercialization.

In December 2005, Genentech licensed the exclusive right to use ImmunoGen’s maytansinoid TAP technology with therapeutic antibodies to an undisclosed target. ImmunoGen received a $1 million upfront license payment and, under the terms of the license, is entitled to receive milestone payments and also royalties on the sales of any resulting products. Genentech is responsible for the development, manufacturing, and commercialization of any products resulting from the license. This is the third such license to be taken by Genentech under a collaborative agreement executed in 2000 and renewed by Genentech in 2005 that grants Genentech certain rights to test ImmunoGen’s maytansinoid TAP technology with therapeutic antibodies and to license rights to use the technology to develop products. Earlier in 2005, Genentech licensed the rights to use ImmunoGen’s maytansinoid TAP technology with antibodies to two other undisclosed targets under this agreement.

On January 26, 2006, Millennium Pharmaceuticals, Inc. disclosed that it was discontinuing development of its TAP compound, MLN2704.

Webcast Information

A live conference call and webcast are scheduled for today, February 2, 2006 at 4:30 p.m. ET. This call will include management discussion of financial results and provide an update on ImmunoGen.

To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from approximately 7:30 p.m. on February 2, 2006 through 11:59 p.m. on February 8, 2006. To listen to the playback, call 719-457-0820 and provide passcode 5230482. The call also may be heard through the Investor Relations section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through February 8, 2006.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent, cell-killing agent specifically to cancer cells. Three TAP compounds are in clinical testing - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and AVE9633, which is in development by the sanofi-aventis Group. A fourth TAP compound, trastuzumab-DM1 in development by Genentech, now has an effective IND. Genentech, Centocor (a wholly-owned subsidiary of Johnson & Johnson), Biogen Idec, the sanofi-aventis Group, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes; the outcome of the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

-financials follow-

IMMUNOGEN, INC.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2005 and June 30, 2005
 (Unaudited)

	December 31,	June 30,
	2005	2005
ASSETS

Cash and marketable securities	$85,000	$90,565
Other assets	19,454	19,567

Total assets	$104,454	$110,132

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,966	$9,226
Long-term portion of deferred revenue and other long-term liabilities	13,353	14,064
Stockholders’ equity	80,135	86,842

Total liabilities and stockholders’ equity	$104,454	$110,132

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and six months ended December 31, 2005 and 2004
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004

Revenues:
Research and development support	$5,231	$4,376	$10,917	$8,975
License and milestone fees	1,275	1,034	2,536	2,576
Clinical materials reimbursement	81	3,637	912	6,503

Total revenues	6,587	9,047	14,365	18,054

Expenses:
Cost of clinical materials reimbursed	94	3,042	999	5,536
Research and development (1)	8,760	6,358	18,252	13,989
General and administrative (1)	2,332	2,256	5,125	3,937

Total operating expenses	11,186	11,656	24,376	23,462

Loss from operations	(4,599)	(2,609)	(10,011)	(5,408)

Other income, net	1,103	420	1,819	751

Income (loss) before taxes	(3,496)	(2,189)	(8,192)	(4,657)

Income tax expense	6	20	16	23

Net income (loss)	$(3,502)	$(2,209)	$(8,208)	$(4,680)

Basic and diluted net loss per common share	$(0.09)	$(0.05)	$(0.20)	$(0.11)

Basic and diluted weighted average common shares outstanding	41,079	40,800	41,072	40,795

(1) Stock compensation is included in the following categories during the three and six months ended December 31, 2005 and 2004:

	2005	2004	2005	2004

Research and development	$350	$-	$702	$-
General and administrative	190	177	544	180
	$540	$177	$1,246	$180